NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 12, 2009, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 31, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between National City Corporation and The PNC Financial Services Group, Inc. became effective on December 31, 2008. Each Depositary Share (Each Representing 1/4,000th of a 9.875% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F) of National City Corporation was converted into One (1) (New) Depositary Share (Each Representing 1/4,000th interest in a share of 9.875% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series L) of The PNC Financial Services Group, Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 2, 2009.